Exhibit (e)(6)
REVISED SCHEDULE A
TO THE DISTRIBUTION AGREEMENT
     THIS SCHEDULE A, dated                                         , is revised Schedule A to that certain Distribution Agreement dated as of September 27, 2001, as amended, between Aston Funds (f/k/a ABN AMRO Funds) and PFPC Distributors, Inc., assignee to ABN AMRO Distribution Services (USA), Inc. This Exhibit A is revised for the addition of Aston/Lake Partners LASSO Alternatives Fund and to reflect the deletion of liquidated portfolios and changes to certain portfolio names. This Exhibit A shall supersede all previous forms of this Exhibit A.
ASTON FUNDS
Aston/Fortis Investor Money Market Fund
Aston/TCH Fixed Income Fund
Aston Balanced Fund
Aston/Optimum Mid Cap Fund
Aston Growth Fund
Aston/Veredus Aggressive Growth Fund
Aston/Veredus Select Growth Fund
Aston/Montag & Caldwell Balanced Fund
Aston/Montag & Caldwell Growth Fund
Aston/TAMRO All Cap Fund
Aston/TAMRO Small Cap Fund
Aston/Fortis Real Estate Fund
Aston Value Fund
Fortis Treasury Money Market Fund
Fortis Government Money Market Fund
Fortis Tax-Exempt Money Market Fund
Fortis Institutional Prime Money Market Fund
Aston/River Road Dividend All Cap Value Fund
Aston/River Road Small Cap Value Fund
Aston/Optimum Large Cap Opportunity Fund
Aston/River Road Small-Mid Cap Fund
Aston/ Fortis Global Real Estate Fund
Aston/Neptune International Fund
Aston/Montag & Caldwell Mid Cap Growth Fund
Aston/Barings International Fund
Aston/Cardinal Mid Cap Value Fund
Aston/Smart Portfolios Fund
Aston/MB Enhanced Equity Income Fund
Aston/New Century Absolute Return ETF Fund
Aston/Lake Partners LASSO Alternatives Fund

PFPC DISTRIBUTORS, INC.	ASTON FUNDS

By:	By:

Title:	Title: